Press release

RBC Bearings Incorporated Announces Fiscal 2013 First Quarter Results

Oxford, CT – August 3, 2012 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2013.

First Quarter Highlights

	Q1 FY 2013		Q1 FY 2012	Change
($ in millions)	GAAP	Adjusted (1)	GAAP	GAAP	Adjusted (1)
Net sales	$103.3		$93.3	10.7%
Gross margin	$38.4		$31.8	20.9%
Gross margin %	37.2%		34.1%
Operating income	$22.0		$17.0	29.3%
Operating income %	21.3%		18.2%
Net income	$17.2	$13.9	$10.7	60.2%	30.1%
Diluted EPS	$0.76	$0.62	$0.48	58.3%	29.2%

(1) Results exclude items in reconciliation below.

“We are pleased with the strong start reported in our first quarter fiscal 2013 results, with year-over-year improvements in sales, gross margin, and earnings,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We continue to see solid demand in our core industrial markets, coupled with further momentum in the aerospace and defense markets driven by commercial aircraft build rates and the aerospace aftermarket. The strength of our markets, quality of our offering, and financial health put us in a position to continue delivering shareholder value as we execute on our plans for sustainable growth.”

First Quarter Results

Net sales for the first quarter of fiscal 2013 were $103.3 million, an increase of 10.7% from $93.3 million in the first quarter of fiscal 2012. The increase in net sales was mainly the result of a 6.7% increase in industrial sales driven by volume in the general industrial markets and industrial distribution and a 15.3% increase in aerospace and defense driven by commercial aircraft build rates and the aerospace aftermarket. Gross margin for the first quarter was $38.4 million compared to $31.8 million for the same period last year. Gross margin as a percentage of net sales was 37.2% in the first quarter of fiscal 2013 compared to 34.1% for the same period last year.

SG&A for the first quarter of fiscal 2013 was $16.1 million, an increase of $1.6 million over the same period last year. As a percentage of net sales, SG&A was 15.6% for both periods.

Other operating expenses for the first quarter of fiscal 2013 totaled $0.4 million, an increase of $0.1 million, compared to $0.3 million for the same period last year. For the first quarter of fiscal 2013 other operating expenses consisted of $0.4 million of amortization of intangibles. For the same period last year, other operating expenses consisted of $0.4 million of amortization of intangibles offset by miscellaneous income of $0.1 million.

Operating income for the first quarter of fiscal 2013 was $22.0 million, an increase of 29.3% compared to operating income of $17.0 million for the same period last year. As a percentage of net sales, operating income was 21.3% compared to 18.2% for the same period last year.

Interest expense, net for the first quarter of fiscal 2013 was $0.2 million compared to $0.5 million for the same period last year.

Other non-operating income was $3.3 million for the first quarter of fiscal 2013 compared to other non-operating expense of $0.2 million for the same period last year. This was mainly due to the receipt of $3.6 million in CDSOA payments in the first quarter of fiscal 2013 offset by $0.3 million of foreign exchange losses.

Income tax expense for the first quarter of fiscal 2013 was $7.9 million compared to $5.6 million for the same period last year. Our effective income tax rate for the first quarter of fiscal 2013 was 31.6% compared to 34.5% for the same period last year. The effective income tax rate for the first quarter fiscal 2013 includes a $0.9 million benefit due to the reversal of unrecognized tax benefits associated with the conclusion of state income tax audits. The effective income tax rate without these discrete items would have been 35.0% for the first quarter fiscal 2013.

Net income for the first quarter of fiscal 2013 increased 60.2% to $17.2 million compared to $10.7 million for the same period last year. Excluding the after tax impact of the CDSOA payment and the discrete tax benefit, net income would have been $13.9 million for the first quarter fiscal 2013, an increase of 30.1% compared to $10.7 million for the same period last year.

Diluted EPS for the first quarter of fiscal 2013 increased 58.3% to 76 cents per share compared to 48 cents per share for the same period last year. Excluding the after tax impact of the CDSOA payment and the discrete tax benefit, diluted EPS for the first quarter of fiscal 2013 would have been 62 cents per share compared to 48 cents per share for the same period last year, an increase of 29.2%.

Backlog, as of June 30, 2012, was $211.5 million compared to $206.4 million as of July 2, 2011.

CDSOA Payment

In the first quarter of fiscal 2013, the Company received approximately $3.6 million in payments under the U.S. Continued Dumping and Subsidy Offset Act (“CDSOA”). The CDSOA distributes antidumping duties paid by overseas companies to qualified domestic firms hurt by unfair trade. This payment has been classified below Operating income in “Other non-operating (income) expense” on the Consolidated Statement of Operations. (For further information please refer to the press release and 8-K filing dated April 26, 2012).

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 800-920-8624 (international callers dial 617-597-5430) and enter conference ID # 59564787. An audio replay of the call will be available from 1:00 p.m. ET on Friday, August 3rd until 11:59 p.m. ET on Friday, August 10th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 98226152. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ingoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,154 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	June 30,	July 2,
	2012	2011

Net sales	$103,334	$93,333
Cost of sales	64,891	61,537
Gross margin	38,443	31,796

Operating expenses:
Selling, general and administrative	16,097	14,533
Other, net	352	250
Total operating expenses	16,449	14,783

Operating income	21,994	17,013

Interest expense, net	215	472
Other non-operating (income) expense	(3,301)	196
Income before income taxes	25,080	16,345
Provision for income taxes	7,916	5,633
Net income	$17,164	$10,712

Net income per common share:
Basic	$0.78	$0.49
Diluted	$0.76	$0.48

Weighted average common shares:
Basic	22,030,272	21,833,754
Diluted	22,596,404	22,308,598

Reconciliation of Reported Net Income and Net Income	Three Months Ended
Per Common Share to Adjusted Net Income and	June 30,	July 2,
Adjusted Net Income Per Common Share:	2012	2011

Reported net income	$17,164	$10,712
CDSOA payment after taxes	(2,368)	-
Discrete tax benefit	(862)	-
Adjusted net income	$13,934	$10,712

Adjusted net income per common share:
Basic	$0.63	$0.49
Diluted	$0.62	$0.48

Weighted average common shares:
Basic	22,030,272	21,833,754
Diluted	22,596,404	22,308,598

	Three Months Ended
	June 30,	July 2,
Segment Data, Net External Sales:	2012	2011

Plain bearings segment	$55,397	$47,148
Roller bearings segment	31,397	28,166
Ball bearings segment	9,387	10,088
Other segment	7,153	7,931
	$103,334	$93,333

	Three Months Ended
	June 30,	July 2,
Selected Financial Data:	2012	2011

Depreciation and amortization	$3,683	$3,557

Incentive stock compensation expense	$1,127	$1,005

Cash provided by operating activities	$26,517	$11,985

Capital expenditures	$6,057	$1,955

Total debt	$992	$1,147

Cash and short-term investments	$90,921	$51,223

Backlog	$211,532	$206,369